Exhibit 5.1

1221 Avenue of the Americas New York, NY 10020-1089 212.768.6700 212.768.6800 fax www.sonnenschein.com

May 21, 2009

American CareSource Holdings, Inc.
5429 Lyndon B. Johnson Freeway
Suite 850
Dallas, TX  75240

Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

In our capacity as counsel to American CareSource Holdings, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-8 (the “Registration Statement”), being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering 500,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company issuable pursuant to the terms of the Company’s Amended and Restated 2005 Stock Option Plan (the “Plan”).

We are delivering this opinion to the Company at its request in accordance with the requirements on Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Certificate of Incorporation, as amended, (ii) the Company’s By-Laws, (iii) the Plan, (iv) the Registration Statement, (v) corporate proceedings of the Company relating to the Plan, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Plan, will be duly and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial opinions interpreting same) and does not purport to express any opinion on the laws of any other jurisdiction.

American CareSource Holdings, Inc.
May 21, 2009

We hereby consent to the use of our opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SONNENSCHEIN NATH & ROSENTHAL LLP

SONNENSCHEIN NATH & ROSENTHAL LLP